Exhibit (99.7)

ISSN 1718-8369

Volume 3, number 5	November 4, 2008

AS AT August 31, 2008

Highlights for August 2008

☐            In August 2008, the budgetary balance shows revenue exceeding expenditure by $708 million.

☐            Budgetary revenue amounts to $5.0 billion, an increase of $326 million compared to last year. Own-source revenue stands at $3.8 billion while federal transfers amount to $1.2 billion.

☐            Program spending is down by $268 million compared to last year and stands at $3.7 billion. This decrease is attributable chiefly to a decline in spending related to the Health and Social Services mission.

☐            Debt service stands at $562 million, down $12 million compared to August 2007.

Based on the cumulative results as at August 31, 2008 and as forecast in the Update on Québec’s Economic and Financial Situation, the budget will be balanced in 2008-2009 by using $1.2 billion from the budgetary reserve.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

						Update on Québec’s
					March 13, 2008	Economic and
	August		April to August		Budget	Financial Situation
							Growth [2]
	2007 [1]	2008	2007-2008 [1]	2008-2009	2008-2009	2008-2009%
BUDGETARY REVENUE
Own-source revenue	3 536	3 790	20 003	20 627	48 917	49 423	- 0.1
Federal transfers	1 094	1 166	5 434	5 829	14 063	13 953	2.4
Total	4 630	4 956	25 437	26 456	62 980	63 376	0.4
BUDGETARY EXPENDITURE
Program spending	- 3 928	- 3 660	- 22 939	- 24 138	- 56 948	- 57 237	4.4
Debt service	- 574	- 562	- 2 877	- 2 741	- 6 907	- 6 716	- 4.3
Total	- 4 502	- 4 222	- 25 816	- 26 879	- 63 855	- 63 953	3.4
NET RESULTS OF CONSOLIDATED ENTITIES [3]	72	22	82	287	447	365	—
Contingency reserve	—	—	—	—	- 200	- 200	—
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	200	756	- 297	- 136	- 628	- 412	—
Deposits of dedicated revenues in the Generations Fund	- 22	- 48	- 131	- 248	- 742	- 660	—
BUDGETARY BALANCE BEFORE USE OF BUDGETARY RESERVE	178	708	- 428	- 384	- 1 370	- 1 072	—
Deposit in the Generations Fund from the budgetary reserve	—	—	—	—	—	- 132	—
Budgetary reserve	—	—	—	—	1 370	1 204	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	178	708	- 428	- 384	0	0	—

1                      The comparative figures for August 2007 have been restated to reflect the changes made to the accounting policies and implemented in the 2006-2007 accounting reform.

2                      According to the Update on Québec’s Economic and Financial Situation tabled on November 4, 2008.

3                      Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

Cumulative results as at August 31, 2008

Budgetary balance

☐            Consistent with the historical trend, the cumulative results for the first five months of the year show spending running ahead of revenue.

☐            For the period from April to August 2008, the budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $384 million.

☐            Moreover, as forecast in the Update on Québec’s Economic and Financial Situation, the budget will be balanced in 2008-2009 by using $1.2 billion from the budgetary reserve, i.e. part of the accumulated amount as at March 31, 2008.

Budgetary revenue

☐            Since the beginning of the year, budgetary revenue amounts to $26.5 billion, an increase of $1.0 billion compared to August 2007.

☐            Own-source revenue stands at $20.6 billion, $624 million more than as at August 31, 2007. The increase in revenue is attributable, in particular, to economic growth during the initial months of the year that was partially offset by the personal income tax cut in effect since January 1, 2008.

☐            Federal transfers amount to $5.8 billion for the first five months of the current fiscal year, an increase of $395 million compared to the same period in 2007-2008.

Budgetary expenditure

☐            As at August 31, 2008, budgetary expenditure amounts to $26.9 billion, an increase of $1.1 billion compared to last year.

☐            Program spending rose $1.2 billion compared to last year, and stands at $24.1 billion. The largest changes are attributable to the Health and Social Services ($621 million) and Economy and Environment ($213 million) missions.

☐            Debt service amounts to $2.7 billion, down $136 million compared to the same period ended in August 2007.

Consolidated entities

☐            As at August 31, 2008, the net results of consolidated entities show a surplus of $287 million, i.e. $205 million more than last year.

Generations Fund

☐            Deposits of dedicated revenues paid into the Generations Fund total $248 million.

Net financial requirements

☐            For the period from April to August 2008, net financial requirements stand at $2.0 billion, a decline of $672 million compared to last year. This decline is mainly attributable to a decrease of $511 million in consolidated non-budgetary requirements.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	August			April to August
	2007	2008	Changes	2007-2008	2008-2009	Changes
BUDGETARY REVENUE
Own-source revenue	3 536	3 790	254	20 003	20 627	624
Federal transfers	1 094	1 166	72	5 434	5 829	395
Total	4 630	4 956	326	25 437	26 456	1 019
BUDGETARY EXPENDITURE
Program spending	- 3 928	- 3 660	268	- 22 939	- 24 138	- 1 199
Debt service	- 574	- 562	12	- 2 877	- 2 741	136
Total	- 4 502	- 4 222	280	- 25 816	- 26 879	- 1 063
NET RESULTS OF CONSOLIDATED ENTITIES	72	22	- 50	82	287	205
SURPLUS (DEFICIT) FOR THE PURPOSES OF THE PUBLIC ACCOUNTS	200	756	556	- 297	- 136	161
Deposits of dedicated revenues in the Generations Fund	- 22	- 48	- 26	- 131	- 248	- 117
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	178	708	530	- 428	- 384	44
Revenues dedicated to the Generations Fund	22	48	26	131	248	117
CONSOLIDATED BUDGETARY BALANCE	200	756	556	- 297	- 136	161
Consolidated non-budgetary surplus (requirements)	- 176	- 612	- 436	- 2 325	- 1 814	511
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	24	144	120	- 2 622	- 1 950	672

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	August			April to August
			Changes			Changes
Revenue by source	2007	2008	%	2007-2008	2008-2009%
BUDGETARY REVENUE
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 253	1 381	10.2	7 385	7 583	2.7
Contributions to Health Services Fund	399	462	15.8	2 180	2 331	6.9
Corporate taxes	294	127	- 56.8	1 803	1 577	- 12.5
Consumption taxes	1 111	1 285	15.7	5 687	5 873	3.3
Other sources	183	189	3.3	1 178	1 253	6.4
Total	3 240	3 444	6.3	18 233	18 617	2.1
Revenue from government enterprises	296	346	16.9	1 770	2 010	13.6
Total own-source revenue	3 536	3 790	7.2	20 003	20 627	3.1
Federal transfers
Equalization	597	669	12.1	2 984	3 345	12.1
Health transfers	308	319	3.6	1 540	1 597	3.7
Transfers for post-secondary education and other social programs	114	110	- 3.5	571	550	- 3.7
Other programs	75	68	- 9.3	339	337	- 0.6
Total federal transfers	1 094	1 166	6.6	5 434	5 829	7.3
TOTAL BUDGETARY REVENUE	4 630	4 956	7.0	25 437	26 456	4.0

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	August			April to August
			Changes			Changes
Expenditures by mission	2007	2008	%	2007-2008	2008-2009%
BUDGETARY EXPENDITURE
Program spending
Health and Social Services	1 994	1 730	- 13.2	9 879	10 500	6.3
Education and Culture	665	705	6.0	6 357	6 543	2.9
Economy and Environment	475	446	- 6.1	2 716	2 929	7.8
Support for Individuals and Families	473	464	- 1.9	2 228	2 270	1.9
Administration and Justice	321	315	- 1.9	1 759	1 896	7.8
Total program spending	3 928	3 660	- 6.8	22 939	24 138	5.2
Debt service	574	562	- 2.1	2 877	2 741	- 4.7
TOTAL BUDGETARY EXPENDITURE	4 502	4 222	- 6.2	25 816	26 879	4.1

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.